Exhibit 99.1

iRhythm Technologies Comments on the Centers for Medicare and Medicaid Services 2021 Proposed Physician Fee Schedule

SAN FRANCISCO, August 4, 2020 -- iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care solutions company focused on the advancement of cardiac care, commented on the recently released Centers for Medicare and Medicaid Services (“CMS”) Calendar Year 2021 Medicare Physician Fee Schedule Proposed Rule (the “Proposed Rule”). The Proposed Rule was released on August 3, 2020 and updates payment policies, payment rates, and other provisions for services furnished under the Medicare Physician Fee Schedule (“PFS”) on or after January 1, 2021. The Proposed Rule release is followed by a public comment period which will culminate in CMS' release of the Final Rule, which is expected to be announced by December 1, 2020 for implementation on January 1, 2021. The Proposed Rule is therefore subject to change.

The Proposed Rule includes two new Category I Current Procedural Terminology (“CPT”) code sets related to long term continuous electrocardiogram (“ECG”) monitoring and recording. Category I CPT codes 93XX0 – 93XX7 will replace Category III temporary CPT codes 0295T – 0298T as the primary codes that iRhythm uses to seek reimbursement for its Zio XT service. For these and other CPT codes, the Proposed Rule establishes Relative Value Units (“RVUs”) for Work, Practice Expense and Malpractice components that are adjusted by Geographical Practice Cost Indices that account for geographic cost variations and then multiplied by an annually updated Conversion Factor that converts the RVUs to payment rates.

iRhythm notes that the Proposed Rule published on August 3, 2020 does not include all required information, notably the Practice Expense RVU, to calculate the payment rates for the new codes. iRhythm will comment as appropriate following additional information being made available by CMS.

About iRhythm Technologies, Inc. iRhythm is a leading digital health care company redefining the way cardiac arrhythmias are clinically diagnosed. The company combines wearable biosensor devices worn for up to 14 days and cloud-based data analytics with powerful proprietary algorithms that distill data from millions of heartbeats into clinically actionable information. The company believes improvements in arrhythmia detection and characterization have the potential to change clinical management of patients.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding CPT coding decisions, our expectations regarding additional information becoming available and other statements relating to reimbursement coverage. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filing made with the Securities and Exchange Commission on the Form 10-Q on May 8, 2020. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Relations Contact:	Media Contact:
Lynn Pieper Lewis or Leigh Salvo	Saige Smith
(415) 937-5404	(262) 289-7065
investors@irhythmtech.com	irhythm@highwirepr.com